Exhibit 10.1

EXECUTION VERSION

U.S. $1,500,000,000

BRIDGE LOAN AGREEMENT

dated as of July 11, 2011

among

JOY GLOBAL INC.
as Borrower

CERTAIN OF ITS DOMESTIC SUBSIDIARIES
as Guarantors

THE LENDERS NAMED HEREIN
as Lenders

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

GOLDMAN SACHS BANK USA
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
Syndication Agents,

J.P. MORGAN SECURITIES LLC,
GOLDMAN SACHS BANK USA
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
Joint Lead Arrangers and Joint Bookrunners

i

Annex A – Transaction Description
Annex B – Form of 41% Purchase Agreement

Schedules

Schedule 2.01	–	Commitments

Schedule 5.05	–	Certain Changes

Schedule 5.13	–	Subsidiaries

Schedule 7.01	–	Existing Liens

Schedule 7.02	–	Existing Investments

Schedule 7.08	–	Transactions With Affiliates

Exhibits

Exhibit A	–	Form of Note

Exhibit B	–	Form of Borrowing Request

Exhibit C	–	Form of Interest Election Request

Exhibit D	–	Form of Assignment and Assumption

Exhibit E	–	Form of Compliance Certificate

Exhibit F	–	Form of Section 2.14(e) Certificate

Exhibit G	–	Form of Joinder Agreement

Exhibit H	–	Form of Opinion of Inside Counsel

Exhibit I	–	Form of Opinion of Outside Counsel

BRIDGE LOAN AGREEMENT

Dated as of July 11, 2011

JOY GLOBAL INC., a Delaware corporation (the “Borrower”), the Guarantors listed on the signature pages hereof, the banks, financial institutions and other institutional lenders from time to time party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent, agree as follows:

ARTICLE 1
Definitions and Accounting Terms

Section 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“41% Purchase” has the meaning assigned to such term in Annex A.

“41% Purchase Agreement” has the meaning assigned to such term in Annex A, and the form of which is attached as Annex B.

“41% Purchase Date” means the date on which the conditions set forth in Section 3.02 are first satisfied or waived.

“41% Seller” has the meaning assigned to such term in Annex A.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the property of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise; provided that the purchase of inventory from another Person in the ordinary course of business shall not constitute an Acquisition of such other Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent and each of the Persons listed on the cover page to this Agreement as a Syndication Agent, in such capacity.

“Agreement” means this Bridge Loan Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA LIBOR Rates Page LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m.  London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of ABR Borrowings and such Lender’s Eurodollar Lending Office in the case of Eurodollar Borrowings.

“Applicable Margin” means, as of any date, a percentage per annum corresponding to the applicable date and Debt Rating in effect on such date as set forth below:

	Level 1: BBB/Baa2		Level 2: BBB-/Baa3		Level 3: Lower than Level 2 or unrated
	Eurodollar	ABR	Eurodollar	ABR	Eurodollar	ABR
Initial Funding Date until 89 days following the Initial Funding Date	1.50%	0.50%	1.75%	0.75%	2.00%	1.00%
90th Day following the Initial Funding Date until 179th day following the Initial Funding Date	2.00%	1.00%	2.25%	1.25%	2.50%	1.50%
180th day following the Initial Funding Date until 269th day following the Initial Funding Date	2.50%	1.50%	2.75%	1.75%	3.00%	2.00%
From the 270th day following the Initial Funding Date and thereafter	3.00%	2.00%	3.25%	2.25%	3.50%	2.50%

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Arranger” means each of the Persons listed on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended October 29, 2010, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Effective Date to and including the Termination Date.

“Bidco” has the meaning assigned to such term in Annex A.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) dollar denominated time deposits and certificates of deposit of (i) any Lender or Revolver Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any Lender or Revolver Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 (or any similar international equivalent) which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Certain Funds Blockage Event” means:

(a)
it shall have become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan; or

(b)	any Event of Default shall have occurred and be continuing under any of the following provisions:

(i)
Section 8.01(a), relating only to non-payment by the Borrower of any Underwriting Fees (as defined in the Fee Letter) falling due at the date of the making of any Loan during the Certain Funds Period, and without giving effect to any grace period provided for in Section 8.01(a); or

(ii)
Section 8.01(e), but only as a result of a breach of any of the representations and warranties in Section 5.01, 5.02, 5.03, 5.04, 5.14, 5.18 (disregarding clauses (b) and (c) of the definition of “Solvent”) or 5.20 (in each case relating to the Borrower only); or

(iii)	Section 8.01(g) (relating to the Borrower only); or

(iv)	Section 8.01(h) (relating to the Borrower only); or

(v)	Section 8.01(k).

“Certain Funds Event of Default” means each Event of Default listed in paragraph (b) of the definition of “Certain Funds Blockage Event” (in relation to the Borrower only where specified in such paragraph).

“Certain Funds Period” means the period commencing immediately following the consummation of the 41% Purchase and ending on the Offer Final Payment Date.

 “Certain Funds Provision” means Section 2.01(b) of this Agreement.

“Certain Funds Representations” means the representations and warranties listed in paragraph (b)(ii) of the definition of “Certain Funds Blockage Event” (in each case in relation to the Borrower only).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction), after the date of this Agreement, relating to United States income taxation.

“Change of Control” means the occurrence of any of the following events:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of  thirty-five percent (35%) of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.01, or (b) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.04, as such amount may be reduced pursuant to Section 2.06.

“Commitment Letter” means the letter agreement so titled among the Borrower and the Arrangers (and certain of their Affiliates) dated July 11, 2011.

“Company” means International Mining Machinery Holdings Ltd., a company incorporated in the Cayman Islands with limited liability.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) non-cash stock-based compensation expenses for such period and (v) other non-cash charges incurred during such period; provided that such charges were not a cash item in the four fiscal quarter period prior to such incurrence, minus (b) cash distributions related to stock-based compensation for which a non-cash expense was added back to Consolidated Net Income during an earlier period, all as determined in accordance with GAAP.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest and payments consisting of interest or the equivalent thereof in respect of any Synthetic Leases or any Securitization Transactions) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness as of such date minus (ii) unrestricted cash of the Borrower or any Domestic Subsidiary in excess of $25 million in the aggregate on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date minus (iii) 50% of the unrestricted cash of the Foreign Subsidiaries on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, as determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means (a) the total assets minus (b) (i) all current liabilities and (ii) total goodwill and other intangible assets, in each case as set forth on the consolidated balance sheet of the Borrower and its Subsidiaries as of the most recent fiscal quarter end for which such consolidated balance sheet is available, determined in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 25% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Covenant” means, with respect to any agreement or instrument representing or governing Indebtedness, any covenant (whether expressed as a covenant or an event of default) contained therein.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (i) (A) with respect to determining the Applicable Margin or the Undrawn Commitment Fee Rate, if Debt Ratings of different levels are issued by the foregoing rating agencies, then the higher of such Debt Ratings shall apply and (B) with respect to determining the Duration Fee, if Debt Ratings of different levels are issued by the foregoing rating agencies, then the lower of such Debt Ratings shall apply and (ii) if the outlook is negative for any Debt Rating, the next lower level shall be deemed to be the Debt Rating.

Initially, the Debt Ratings shall be deemed to be BBB/Baa2.  Thereafter, each change in the Applicable Margin or Undrawn Commitment Fee Rate resulting from a publicly announced change in the Debt Rating shall be effective, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both would constitute an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to comply with its obligation to fund any portion of its Loans as required hereunder, unless such requirement to fund is subject to a good faith dispute, (b) notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such requirement to fund is subject to a good faith dispute), or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such requirement to fund is subject to a good faith dispute), (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans under this Agreement; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation in writing by the Administrative Agent or (d) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Designated Guarantor” has the meaning set forth in Section 4.08.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by the Borrower or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business; (b)  the sale, lease, license, transfer or other disposition in the ordinary course of business of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries; (c) any sale, lease, license, transfer or other disposition of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02; and (d) any Involuntary Disposition.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in such Lender’s Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Effective Date” has the meaning assigned to such term in Section 3.01.

“Eligible Assignee” means any Person (other than a natural Person); provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Escrow Account” means the escrow account established at the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A., in its capacity as escrow agent appointed under the terms of the Escrow Agreement.

“Escrow Agreement” means the escrow agreement dated as of the date hereof between the Borrower and the Escrow Agent.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in such Lender’s Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Equity Issuances” means any Equity Issuance of the Borrower pursuant to employee and other benefit plans, stock option or stock purchase plans, management equity plans, equity compensation plans, other benefit plans or compensation arrangements or accommodations for management, directors or employees of the Borrower existing on the date hereof or established thereafter in the ordinary course of business or pursuant to dividend reinvestment plans established for the benefit of the common stock holders of the Borrower.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any of the other Loan Documents, (a) any Taxes imposed, deducted or withheld by reason of any present or former connection between the Administrative Agent or such Lender or other recipient (as the case may be) and the jurisdiction imposing such Taxes (other than solely on account of the execution and performance of, the enforcement of any right under or the receipt of any payment under, this Agreement or any of the other Loan Documents), (b) any branch profits taxes imposed by the United States of America or any comparable tax imposed by any foreign jurisdiction, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any U.S. Tax imposed, deducted or withheld (i) resulting from any law in effect (including FATCA) on the date such Foreign Lender becomes a party to the Agreement (or designates a new lending office) or (ii) is attributable to such Foreign Lender’s failure at any time during which such Foreign Lender is a party to this Agreement to deliver the IRS forms that the Borrower is legally entitled to be provided by the Foreign Lender, except, with respect to both (c)(i) and (c)(ii) of this definition, to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.14(a) and (d)  taxes resulting from FATCA.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter among the Borrower and the Arrangers (and certain of their Affiliates) dated July 11, 2011 relating to this Agreement.

“Financial Advisor” means, collectively, UBS Securities LLC, UBS AG, Hong Kong Branch and Goldman Sachs (Asia) L.L.C., in their respective capacities as financial advisor to the Borrower in connection with the Offer.

“Foreign Lender” means any Lender that is not a United States Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all purchase money Indebtedness;

(c)           the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by the Borrower or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)           all unreimbursed drawings under letters of credit (including standby and commercial) honored by issuing lenders, and all obligations arising under bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)           all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was due and payable);

(f)           the Attributable Indebtedness of Capital Leases and Synthetic Leases;

(g)           the Attributable Indebtedness of Securitization Transactions;

(h)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(i)           all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(j)           all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (i) above of another Person; and

(k)           all Funded Indebtedness of the types referred to in clauses (a) through (j) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For the avoidance of doubt, Funded Indebtedness shall not include Third Party Financings.  For purposes hereof, the amount of any direct obligation arising under bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means each Domestic Subsidiary that is a Material Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto, each other Domestic Subsidiary that is a Material Subsidiary of the Borrower that joins as a Guarantor pursuant to Section 6.12 and each Designated Guarantor that joins as a Guarantor pursuant to Section 4.08, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article 4.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means international financial reporting standards adopted by the International Accounting Standards Board, consistently applied and as in effect from time to time.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all Funded Indebtedness;

(b)           the Swap Termination Value of any Swap Contract;

(c)           all obligations arising under letters of credit (including standby and commercial);

(d)           all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a), (b) and (c) above of any other Person; and

(e)           all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

For the avoidance of doubt, Indebtedness shall not include Third Party Financings.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Initial Funding Date” means the first date on which any Loan is made under this Agreement.

“Initial Lenders” means those Person that are Lenders on the date hereof.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ending April 29, 2011, including balance sheets and statements of income, shareholders’ equity and cash flows.

“Investment” means, as to any Person, any direct or indirect investment (not including any Acquisition) by such Person, whether by means of a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Bank” means one or more investment banks reasonably satisfactory to each of the Arrangers which shall have been engaged to publicly sell or privately place the Permanent Financing for the purpose of replacing or refinancing this Agreement and the Commitments and Loans hereunder.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any of its Subsidiaries.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit G executed and delivered by (a) a Domestic Subsidiary that is a Material Subsidiary of the Borrower in accordance with the provisions of Section 6.12 or (b) a Designated Guarantor in accordance with Section 4.08.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from LIBOR01 Page, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange as current for the time being and from time to time.

“Loan Documents” means this Agreement, the Notes (if any), the Commitment Letter and the Fee Letter.

“Loan Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, as of any date of determination, any Subsidiary that (a) has assets in excess of 5% of the total assets of the Borrower and its Subsidiaries on a consolidated basis, (b) for the four fiscal quarter period most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) and (b) has revenues in excess of 5% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period, (c) if such Subsidiary is a Domestic Subsidiary, together with any other Domestic Subsidiaries that have not provided a Guaranty hereunder, has assets in excess of 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis or (d) if such Subsidiary is a Domestic Subsidiary, together with any other Domestic Subsidiaries that have not provided a Guaranty hereunder, for the four fiscal quarter period most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) and (b) has revenues in excess of 10% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period.

“Maturity Date” means the first anniversary of the Initial Funding Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, (a) with respect to any Disposition by the Borrower or any Subsidiary, the aggregate amount of all cash proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment, or otherwise, but only as and when received) actually received by the Borrower or a Subsidiary in respect of such Disposition, net of (i) all attorneys’ fees, accountants’ fees, investment bankers’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other fees and expenses incurred by the Borrower or a Subsidiary in connection with such Disposition, (ii) all taxes (including taxes arising out of the distribution of such cash proceeds by a Foreign Subsidiary directly or indirectly to the Borrower or a Subsidiary by one or more intermediate Subsidiaries or another Subsidiary organized and existing under the laws of the United States of America or any political subdivision thereof (such taxes, “Specified Taxes”)) paid or reasonably estimated to be payable as a result thereof, (iii) any liabilities or obligations associated with the property or assets Disposed of in such Disposition and retained, indemnified or insured by the Borrower or a Subsidiary after such Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Disposition, (iv) all payments made, and all installment payments required to be made, with respect to any obligation (x) that is secured by any property or assets subject to such Disposition, in accordance with the terms of any Lien upon such property or assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law, be repaid out of the proceeds from such Disposition, (v) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Disposition, or to any other Person (other than the Borrower or a Subsidiary) owning a beneficial interest in the property or assets Disposed of in such Disposition, (vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or a Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by the Borrower or a Subsidiary, in either case in respect of such Disposition and (vii) amounts applied or committed to be applied to the purchase price of property or assets useful in the business of the Borrower or its Subsidiaries within 180 days after the receipt of such proceeds, (b) with respect to any Property Loss Event, the aggregate amount of all cash proceeds actually received by the Borrower or any Subsidiary unless the repatriation to the United States of the related proceeds is prohibited or delayed by applicable local law or would in the good faith judgment of the Borrower have an adverse tax consequence, net of (i) amounts applied or committed to be applied to the restoration or repair of damaged property or assets or to the purchase price of replacement property or assets or other similar property or assets useful in the business of the Borrower or its Subsidiaries within 180 days after the receipt of such proceeds and (ii) taxes, including Specified Taxes, and (c) with respect to any other Reduction Event, the aggregate amount of all cash proceeds actually received by the Borrower or, if applicable, any Subsidiary in respect of such Reduction Event, net of fees, expenses, costs, underwriting discounts and commissions incurred by the Borrower or such Subsidiary in connection therewith and net of taxes paid or estimated to be payable as a result thereof (including Specified Taxes).

“Note” has the meaning specified in Section 2.07(e) and substantially in the form of Exhibit A.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and any Lender or Affiliate of a Lender and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.

“OFAC” has the meaning specified in Section 6.14.

“Offer” has the meaning assigned to such term in Annex A.

“Offer Availability Period” means the period from and including the Offer Commencement Date to and including the Offer Final Payment Date (or, if earlier, the Termination Date).

“Offer Commencement Date” means the date on which the Offer is commenced.

“Offer Final Payment Date” shall mean the date on which all amounts payable by the Borrower pursuant to the Offer shall have been paid.

“Offer Price” has the meaning assigned to such term in Annex A.

 “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents that are imposed by a Governmental Authority in a jurisdiction in which the Borrower is incorporated, organized, managed and controlled or otherwise has a connection (other than solely as a result of entering into, performing any obligations, receiving any payments or enforcing any rights under, this Agreement or any of the other Loan Documents).

“Participant” has the meaning assigned to such term in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“PATRIOT Act” has the meaning assigned to such term in Section 10.13.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permanent Financing” means the issuance of securities by the Borrower through one or more public offerings or private placements for the purpose of replacing the Commitments or refinancing the Loans.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Prime Rate” means the rate of interest announced publicly by JPMorgan Chase Bank, N.A. in New York, New York, from time to time, as its Prime Rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Debt” means, as of any date, the sum (without duplication) of the (a) unsecured Indebtedness of the Foreign Subsidiaries of the Borrower (other than unsecured Indebtedness of any Foreign Subsidiary that is a Guarantor) and (b) secured Indebtedness of the Borrower and its Subsidiaries.

“Pro Forma Basis” means, for purposes of calculating the Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio, that any Disposition, Involuntary Disposition, Acquisition or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 6.01(a) or (b).  In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Property Loss Event” means (a) any loss of or damage to property or assets of the Borrower and its Subsidiaries that results in the receipt by such Person of proceeds of insurance (other than business interruption insurance) exceeding $25,000,000 (individually or in the aggregate) or (b) any taking of property or assets of the Borrower and its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof exceeding $25,000,000 (individually or in the aggregate).

“Public Lender” has the meaning specified in Section 6.02.

“Reduction Amount” means, in relation to any Reduction Event, the largest integral multiple of $1,000,000 that does not exceed the amount of the related Net Cash Proceeds.

“Reduction Event” means any Specified Asset Sale, Property Loss Event, Specified Debt Financing or Specified Equity Issuance.

“Register” has the meaning specified in Section 10.04.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Regulation D”, “Regulation U” and “Regulation X” mean, respectively, Regulations D, U and X of the Board (or any successor), as the same may be amended or supplemented from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, subject to Section 2.17, Lenders having Loan Exposures and unused Commitments representing more than 50% of the sum of the total Loan Exposures and unused Commitments.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revolver” means the revolving credit facility under that certain Credit Agreement dated as of October 27, 2010 (as amended, supplemented or otherwise modified from time to time) among the Borrower, certain of its Domestic Subsidiaries, as guarantors, Bank of America, N.A as administrative agent and the other lenders party thereto.

“Revolver Lender” means a lender under the Revolver.

“RMB” means the lawful currency of the People’s Republic of China (excluding Hong Kong, the Macau Special Administrative Region and Taiwan).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 2.14(e) Certificate” has the meaning assigned to such term in Section 2.14(e).

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, with credit for contribution, reimbursement, subrogation and indemnity claims against others, to extent such contribution, reimbursement, subrogation or indemnity claim is recognizable under GAAP.

“Specified Asset Sale” means any Disposition or series of related Dispositions by the Borrower or any of its Subsidiaries outside the ordinary course of business; provided that “Specified Asset Sale” shall not include (i) a Disposition or series of related Dispositions the Net Cash Proceeds of which do not exceed $25,000,000 in the aggregate for such Disposition or series of related Dispositions, (ii) Dispositions by Foreign Subsidiaries to the extent that, in the case of this clause (ii), repatriation to the United States of the related proceeds is prohibited or delayed by applicable local law or would in the good faith judgment of the Borrower have an adverse tax consequence, (iii) Dispositions in connection with receivables facilities or securitization facilities excluded from the definition of “Specified Debt Financing” pursuant to clause (i) thereof and (iv) Dispositions between or among the Borrower and its Subsidiaries.

“Specified Debt Financing” means any issuance of debt securities (whether in a public offering or a private placement) or borrowing of term loans (other than the Loans) by the Borrower or any of its Subsidiaries for gross proceeds exceeding $25,000,000, but excluding (i) incurrence of Indebtedness pursuant to credit facilities (including, without limitation, pursuant to the Revolver), receivables facilities or securitization facilities existing on the date hereof (including any refinancing, renewals, increases or extensions thereof) or issuance of commercial paper supported by such facilities, (ii) the unsecured term loan in an amount not to exceed $500,000,000 to be incurred by the Loan Parties referenced in the Fee Letter, (iii) any Indebtedness incurred in the ordinary course of business and (iv) any transactions between or among the Borrower and its Subsidiaries.

“Specified Equity Issuance” means any Equity Issuance by the Borrower other than an Excluded Equity Issuance.

“Specified Representations” means the representations and warranties of the Borrower contained in Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.14, Section 5.18 and Section 5.20.

“Specified Taxes” has the meaning specified in the definition of “Net Cash Proceeds”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Exchange” means The Stock Exchange of Hong Kong Limited.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more Subsidiaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” shall mean the first to occur of (a) the date on which the 41% Purchase Agreement is terminated without the 41% Purchase having been consummated, (b) the date specified in Section 4.4(b) of the 41% Purchase Agreement as the “Termination Date” (the “41% Purchase Agreement Outside Date”) unless the 41% Purchase shall have been consummated on or prior to such date, (c) the date that is 90 days following the 41% Purchase Date, (d) the Offer Final Payment Date, (e) the date of termination in whole of the Commitments pursuant to Section 2.06 or Section 8.02 and (f) the date that is ten months following the Effective Date.

“Third Party Financings” means a transaction or series of transactions in the ordinary course of business of the Borrower or any of its Subsidiaries pursuant to which (i) a Person who is not an Affiliate of the Borrower takes title to certain specified items of machinery or equipment in consideration of such Person’s payment to the Borrower or a Subsidiary, in cash, of the fair market value of such machinery or equipment and enters into a lease or similar agreement (the “Equipment Lease”) with the Borrower or a Subsidiary, (ii) the Borrower or such Subsidiary enters into a sub-lease or similar agreement (the “Equipment Sub-Lease”) to provide a customer of the Borrower or such Subsidiary with the use of or services relating to such items of machinery or equipment and (iii) other than with respect to customary warranty obligations, the Borrower’s or such Subsidiary’s obligations on the Equipment Lease, including without limitation the obligation to make rental payments or to meet other financial obligations on the Equipment Lease, is contingent on the customer’s making such rental payments or meeting such financial obligations under the Equipment Sub-Lease, and the Borrower or such Subsidiary is not otherwise liable for performance under the Equipment Lease if such customer fails to perform its obligations under such Equipment Sub-Lease.

“Threshold Amount” means $50,000,000.

“Transactions” means the transactions described on Annex A hereto.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Undrawn Commitment Fee Rate” means, as of any day, a percentage per annum corresponding to the Debt Rating in effect on such date as set forth below:

Level 1: BBB/Baa2	Level 2: BBB-/Baa3	Level 3: Lower than Level 2 or unrated
0.25%	0.30%	0.375%

“United States” and “United States Person” have the meaning specified in Section 7701 of the Code.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

Section 1.02.  Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, extensions or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03.  Accounting Terms.

(a)           Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that, notwithstanding any change in GAAP following the Closing Date, operating leases shall continue to be treated in accordance with GAAP as of the Closing Date.

(c)           Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio shall be made on a Pro Forma Basis.

Section 1.04.  Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE 2
The Loans

Section 2.01.  Loans.  (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make one or more Loans to the Borrower (i) on the 41% Purchase Date and (ii) from time to time during the Offer Availability Period, in an aggregate amount not to exceed the amount of such Lender’s Commitment.  The Commitments shall terminate on the Termination Date (after the making of any Loans to be made hereunder on such date in accordance with the terms and conditions hereof).  The Commitments are not revolving in nature, and amounts borrowed under this Section 2.01 and prepaid under Section 2.06 or 2.08 may not be reborrowed.  Loans may be ABR Loans or Eurodollar Loans, as further provided herein.

(b)           Certain Funds. During the Certain Funds Period and subject to compliance with this Section 2.01 and Sections 2.02, 2.03 and 3.03, unless a Certain Funds Blockage Event has occurred and is continuing, neither the Administrative Agent nor any Lender may:

(i)             cancel any of its Commitments (except as provided in Section 2.06) or exercise any rights of rescission, termination, set-off or counterclaim; or

(ii)            exercise any remedy under Section 8.02; or

(iii)           invoke any right (except as provided in Section 2.06) or discretion for which provision is made in this Agreement requiring any prepayment or repayment of any Loan; or

(iv)           refuse to make available any Loan for the purposes set out in paragraph (b) of Section 6.11.

Immediately upon the termination of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Administrative Agent and the Lenders notwithstanding that they may not have been used or been available for use prior to the termination of the Certain Funds Period.

Section 2.02.  Loans and Borrowing.  (a) Each Loan to be made hereunder shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) in the case of any such Loan made by an Affiliate of such Lender, such Lender shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than it would have received had the Lender, and not such Affiliate, funded such Loan, and such Lender shall not be entitled to the benefits of Section 2.14 with respect to any payments on or with respect to such Loan unless such Affiliate complies with Section 2.14(e) as if it were the Lender.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.  Request for Borrowing.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Any such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit B hereto and signed by the Borrower.  Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)             the aggregate amount of the requested Borrowing;

(ii)            the date of such Borrowing, which shall be a Business Day;

(iii)           whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;” and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.  Funding Borrowings.  (a) Each Lender shall make the Loans to be made by it hereunder on the proposed dates thereof by wire transfer of immediately available funds by (x) in the case of a Eurodollar Borrowing, 12:00 noon, New York City time and (y) in the case of an ABR Borrowing, 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the Borrowing Request.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of a Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.05.  Interest Elections.  (a) The Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit C hereto and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)             the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)           if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing without the prior consent of the Required Lenders and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06.  Termination and Reduction of Commitments; Mandatory Prepayments.  (a) Unless previously terminated, the Commitments shall terminate on the Termination Date (after the making of any Loans to be made hereunder on such date in accordance with the terms and conditions hereof).

(b)           The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) no such termination or reduction shall be effective unless the Borrower shall have delivered to the Administrative Agent a written consent thereto executed by the Financial Advisor.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)           Upon the occurrence of any Reduction Event, (i) on or prior to the Initial Funding Date, the Commitments shall be permanently and ratably reduced by an amount equal to the related Reduction Amount and (ii) after the Initial Funding Date, the Borrower shall apply an amount equal to the related Reduction Amount first to ratably prepay the outstanding Loans and if such amount is greater than the outstanding Loans at such time, to permanently and ratably reduce any remaining undrawn portion of the Commitments in an amount equal to such excess amount, with any such prepayment to be effected within five Business Days after receipt by the Borrower or, as applicable, its Subsidiary of the Net Cash Proceeds from such Reduction Event and, in the case of (i) and (ii) above, any reduction of the Commitments to be effective immediately upon the deposit to the Escrow Account (for application in accordance with the Escrow Agreement) of cash in an amount equal to the amount of such reduction in the Commitments.  The Borrower shall notify the Administrative Agent of any Reduction Event and the related Reduction Amount not later than the date of such Reduction Event, and the Administrative Agent shall promptly notify the Lenders thereof.

(d)           Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.07.  Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request, through the Administrative Agent, that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender through the Administrative Agent a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form attached hereto as Exhibit A (each such promissory note, a “Note”).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.08.  Optional Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)           The Borrower shall notify the Administrative Agent by telephone of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

Section 2.09.  Fees.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Undrawn Commitment Fee Rate on the unused portion of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, on the 41% Purchase Date and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Duration Fee.  If the Loans have not been repaid in full in cash on or prior to:

(i)            the 90th day after the Initial Funding Date, a fully earned and non-refundable duration fee equal to 0.50% (or, if the Debt Rating at such time is less than BBB-/Baa3, 0.75%) of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the ratable account of each Lender;

(ii)           the 180th day after the Initial Funding Date, a fully earned and non-refundable duration fee equal to 1.00% (or, if the Debt Rating at such time is less than BBB-/Baa3, 1.25%) of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the ratable account of each Lender; and

(iii)           the 270th day after the Initial Funding Date, a fully earned and non-refundable duration fee equal to 1.50% (or, if the Debt Rating at such time is less than BBB-/Baa3, 2.00%) of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the ratable account of each Lender.

(c)           The Borrower agrees to pay to the Persons entitled thereto, fees payable in the amounts and at the times set forth in the Fee Letter.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and duration fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.10.  Interest.  (a) The Loans comprising each ABR Borrowing  shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(c)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12.  Increased Costs; Illegality.  (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will, following receipt of the certificate referred to in clause (d) below, pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will, following receipt of the certificate referred to in clause (d) below, pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           If after the date of this Agreement, a Change in Law shall subject any Lender to any taxes (other than Taxes imposed on or with respect to any payment made by any Borrower hereunder and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then such Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(d)           A certificate of a Lender setting forth in reasonable detail the basis and calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f)           Anything in this Agreement to the contrary notwithstanding, if any Change in Law shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement or to obtain in the London interbank market the funding for Eurodollar Loans, then (i) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (ii) the obligation of such Lender hereunder to make Eurodollar Loans and to continue Eurodollar Loans shall forthwith terminate, and (iii) such Lender’s Eurodollar Loans then outstanding shall be converted on the last day of the then current Interest Period for such Eurodollar Loans (or on such earlier date as may be required by law) to ABR Loans.

Section 2.13.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14.  Taxes.  (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless deduction of such Taxes is required by law (or by the interpretation or administration thereof); provided that if the Borrower shall be required by law (or by the interpretation or administration thereof) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of such Indemnified Taxes or Other Taxes (including deductions of such Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.14(a)) the Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions of such Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions of such Indemnified Taxes or Other Taxes, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender with respect to Indemnified Taxes or Other Taxes, within 30 days after written demand therefor, which written demand shall be made within 60 days of the date the Administrative Agent or such Lender received written demand for payment of any Indemnified Taxes or Other Taxes from the relevant Governmental Authority, for the full amount of such Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes properly imposed or asserted on or attributable to amounts payable under this Section 2.14(c)) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto.  A certificate setting forth the amount of such payment or liability and, in reasonable detail, the manner in which such amount shall have been determined, delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumptive evidence of such payment or liability absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to any Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date such Foreign Lender becomes a party to this Agreement and on or before the date, if any, such Foreign Lender changes its Applicable Lending Office (i) two duly executed and properly completed IRS Forms W-8ECI or W-8BEN (with respect to the benefit of an income tax treaty), or successor forms, or (ii) if such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either (x) the forms referred to in clause (i) above, or (y) two duly executed and properly completed IRS Forms W-8BEN (or successor forms) and a duly executed certificate substantially in the form of Exhibit F (any such certificate, a “Section 2.14(e) Certificate”); provided that in the event that a Foreign Lender is not classified as a corporation for United States federal income tax purposes, such Foreign Lender shall take any actions necessary and shall deliver to the Borrower and the Administrative Agent (i) an IRS Form W-8IMY on behalf of the Foreign Lender and (ii) all additional (or alternative) IRS forms and Section 2.14(e) Certificates that would be required of each partner, member, or beneficial owner as if such partner, member or beneficial owner were a Lender; provided further, however, that if the Foreign Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Foreign Lender may provide a Section 2.14(e) Certificate on behalf of such partners.  In addition, each Foreign Lender shall deliver such IRS forms and the Section 2.14(e) Certificate (as applicable) to the Borrower and the Administrative Agent promptly upon the obsolescence, inaccuracy or invalidity of any such IRS forms or Section 2.14(e) Certificate previously delivered by such Foreign Lender pursuant to this Section 2.14(e) unless such Foreign Lender is not legally able to deliver such IRS forms or Section 2.14(e) Certificate.

(f)           If a payment made to a Lender under this Agreement or any Assignment and Assumption would be subject to U.S. federal withholding Tax imposed by FATCA either because of an election under Section 1471(b)(3) of the Code or if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.14(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)           Each Lender agrees that, before making a demand under this Section 2.14, it shall use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates if the making of such a designation or assignment will avoid the need for, or reduce the amount of, any additional amounts that would otherwise thereafter accrue and will not, in the reasonable judgment of such Lender, require such Lender to incur a cost or expense, or legal or regulatory disadvantage, determined by such Lender to be material.  Upon any such change in any Applicable Lending Office or assignment, such Lender shall provide or cause to be provided to the Administrative Agent and the Borrower the appropriate form specified in Section 2.14(e).

(h)           If the Borrower pays any additional amount or indemnity payment pursuant to this Section 2.14 with respect to the Administrative Agent or any Lender, the Administrative Agent or such Lender shall use reasonable efforts to obtain a refund of tax on account of such payment; provided that the Administrative Agent or such Lender shall have no obligation to use such reasonable efforts if either (i) it believes in good faith, in its sole discretion, that claiming a refund would cause adverse tax consequences to it or (ii) no such refund is available under applicable laws.  In the event that the Administrative Agent or such Lender receives such a refund, the Administrative Agent or such Lender shall promptly pay to the Borrower an amount that the Administrative Agent or such Lender reasonably determines is equal to the net tax benefit obtained by the Administrative Agent or such Lender as a result of such payment by the Borrower.  Nothing contained in this Section 2.14(h) shall require the Administrative Agent or such Lender to disclose or detail the basis of its calculation of the amount of any net tax benefit or its determination referred to in the proviso to the first sentence of this Section 2.14(h) to the Borrower or any other party.

(i)           Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes; provided that, in the reasonable judgment of the Borrower, such steps shall not subject the Borrower to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Borrower in any material respect.

Section 2.15.  Payment Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 and 2.14 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent, except that payments pursuant to Section 2.12, 2.13, 2.14 or 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.15(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16.  Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.12, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender gives a notice pursuant to Section 2.12(f), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future or eliminate the need for the notice pursuant to Section 2.12(f) and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender (i) requests compensation under Section 2.12, or if the Borrower is required to make a payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (ii) becomes a Defaulting Lender, or (iii) does not consent to any amendment, waiver, consent, supplement or other modification of any Loan Document requested by the Borrower that requires the consent of each of the Lenders affected thereby, or of a greater percentage of the Lenders than the Required Lenders and, in each case, such amendment, waiver, consent, supplement or other modification is consented to by the Required Lenders; then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04, with the Borrower or the replacement Lender paying the processing and recording fee), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) the Borrower shall have received the prior written consent of the Administrative Agent to such assignment, which consent shall not unreasonably be withheld, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) (in the case of a Defaulting Lender, excluding, for the avoidance of doubt, any amount to which such Defaulting Lender is not entitled in accordance with Section 2.17), (y) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14 such assignment will result in a reduction in or elimination of such compensation or payments in the future and (z) in the case of clause (iii) above, such assignee consents to such amendment, waiver, consent, supplement or other modification.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section 2.16(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto.

Section 2.17.  Defaulting Lenders. To the extent permitted by applicable law, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.09(a);

(b)           the Commitment and Loan Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver, consent, supplement or other modification permitted to be effected by the Required Lenders pursuant to Section 10.02); and

(c)           any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall, unless the Administrative Agent determines that such application entails a material risk of violation of applicable law or order, be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 3.02 or 3.03 (as applicable) were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held in escrow) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE 3
Conditions to Effectiveness and Loans

Section 3.01.  Conditions Precedent to Effectiveness of Commitments.  The Commitments of the Lenders under this Agreement shall become effective on and as of the first date on which the following conditions precedent (such date, the “Effective Date”) have been satisfied:

(a)           This Agreement shall have been executed and delivered by the parties hereto.

(b)           The Borrower shall have paid (i) all fees then due in accordance with the Fee Letter and (ii) all invoiced expenses of the Administrative Agent and the Arrangers (including the accrued fees and expenses of counsel to the Administrative Agent).

(c)           The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:

(i)           The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.07.

(ii)           Certified copies of the general resolutions of the board of directors of each Loan Party which authorize such Loan Party to enter into this Agreement and the Notes (in the case of the Borrower only), and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii)           A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv)           A favorable opinion of the general counsel of the Borrower, dated the Effective Date, substantially in the form of Exhibit H hereto.

(v)           A favorable opinion of Covington & Burling LLP, counsel for the Loan Parties, dated the Effective Date, substantially in the form of Exhibit I hereto.

(d)           The Effective Date shall not be later than July 15, 2011.

For the avoidance of doubt, if the Effective Date does not occur, the Commitments hereunder shall not become effective.

Section 3.02.  Conditions Precedent to Borrowing on the 41% Purchase Date.  The obligation of each Lender to make a Loan on the 41% Purchase Date shall be subject to the conditions precedent that the Effective Date shall have occurred and that:

(a)           (i) The Specified Representations shall be true and correct in all material respects (provided that to the extent any Specified Representation shall be qualified by materiality, “Material Adverse Effect” or similar language, such Specified Representation shall be true and correct in all respects) as of the 41% Purchase Date and (ii) such of the representations and warranties made by or on behalf of the 41% Seller in the 41% Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Subsidiaries has the right to terminate or not complete its obligations under the 41% Purchase Agreement as a result of a breach of such representations in the 41% Purchase Agreement, shall be true and correct in all material respects (provided that to the extent any Specified Representation shall be qualified by materiality, “Material Adverse Effect” or similar language, such Specified Representation shall be true and correct in all respects) as of the 41% Purchase Date.

(b)           No Default or Event of Default shall have occurred or be continuing as of the 41% Purchase Date (in the case of Section 7.11, determined on a Pro Forma Basis after giving effect to the Transactions to occur on such date) provided that Defaults and/or Events of Default under Section 8.01(e) shall be limited to the Specified Representations.

(c)           The 41% Purchase shall have been consummated in accordance with the 41% Purchase Agreement; and the 41% Purchase Agreement shall not have been amended or modified, and no condition shall have been waived (including any deemed waiver of the condition set forth in Section 4.1(d) of the 41% Purchase Agreement pursuant to Section 4.4(a) of the 41% Purchase Agreement) or consent or approval granted, in any respect that is materially adverse to the Lenders without the prior written consent of each of the Arrangers (such consent not to be unreasonably withheld or delayed); provided that any waiver or modification of the conditions relating to governmental approvals (or any consent or approval granted by the Borrower or any of its Subsidiaries, including any deemed waiver pursuant to Section 4.4(a) of the 41% Purchase Agreement), shall be deemed materially adverse to the Lenders.

(d)           Each Arranger shall have received (a) GAAP (in the case of the Borrower) or IFRS (in the case of the Company) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Company for the three most recent fiscal years ended at least 90 days prior to the 41% Purchase Date and (b)  GAAP (in the case of the Borrower) or IFRS (in the case of the Company) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Company for (i) in the case of the Borrower, each subsequent fiscal quarter ended at least 60 days before the 41% Purchase Date and (ii) in the case of the Company, each subsequent six-month period ending at least 60 days before the 41% Purchase Date, which financial statements (in the case of the Borrower) shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1 or, if the Borrower is eligible, Form S-3.

(e)           Each Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph (d) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), which pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1 or, if the Borrower is eligible, Form S-3.

(f)            Either (A) the Company’s “Revenue”, as set forth in Company’s Interim Report for the six months ending June 30, 2011 filed with The Stock Exchange of Hong Kong Limited pursuant to the Listing Rules (the “June 30 Interim Report”) and determined in accordance with the Company’s financial and accounting policies, practices and judgments (and as adjusted to exclude: (i) non-recurring extraordinary or one-time items, adjustments or accruals; (ii) adjustments arising as a result of or in connection with the 41% Purchase Agreement and the completion of the sale and purchase of the ordinary shares of the Company thereunder and the transactions contemplated thereby; and (iii) payments, transaction fees and expenses, reserves, accruals, adjustments, transactions or circumstances arising as a result of or in connection with the 41% Purchase Agreement and the completion of the sale and purchase of the ordinary shares of the Company thereunder and the transactions contemplated thereby), shall be greater than or equal to RMB870,000,000 or (B) the Company’s “EBITDA, as adjusted”, as set forth in the June 30 Interim Report and determined in accordance with the Company’s financial and accounting policies, practices and judgments (and as further adjusted (without duplication) to exclude: (i) non-recurring extraordinary or one-time items, adjustments or accruals; (ii) adjustments arising as a result of or in connection with the 41% Purchase Agreement and the completion of the sale and purchase of the ordinary shares of the Company thereunder and the transactions contemplated thereby; and (iii) payments, transaction fees and expenses, reserves, accruals, adjustments, transactions or circumstances arising as a result or in connection with the 41% Purchase Agreement and the completion of the sale and purchase of the ordinary shares of the Company thereunder and the transactions contemplated thereby), shall be greater than or equal to RMB270,000,000 (or, for the avoidance of doubt, the conditions set forth in (A) and (B) shall both be satisfied); provided that the condition set forth in this paragraph (f) shall be inapplicable if the Chinese Ministry of Commerce shall have granted approval for the 41% Purchase prior to the filing of the June 30 Interim Report.

(g)           [Reserved.]

(h)           [Reserved.]

(i)           The Investment Bank shall have received a customary offering memorandum (or prospectus), including financial statements, pro forma financial statements, business and other financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended, and customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, to consummate any Permanent Financing the purpose of which is to finance the acquisition of the Company (or to refinance or replace any indebtedness incurred for such purpose) and an indication by the auditors of the Company that such auditors are prepared to issue customary comfort letters upon completion of customary procedures in connection with such offering.

(j)           [Reserved.]

(k)           The Borrower shall not have taken any action resulting in the withdrawal by Moody’s or S&P of their respective corporate credit rating for the Borrower.

(l)           The 41% Purchase Date shall occur (i) not less than 20 days following the launch of syndication of the Commitments and/or Loans under this Agreement and (ii) not later than the 41% Purchase Agreement Outside Date.

(m)           The Administrative Agent shall have received a certificate dated the 41% Purchase Date signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 3.02(a)(i), 3.02(b), 3.02(c) and 3.02(f) have been satisfied.

(n)           All fees required to be paid (including fees payable on or prior to the 41% Purchase Date pursuant to the Fee Letter) by the Borrower, and all expenses required to be reimbursed by the Borrower, to the Administrative Agent, each Arranger or any Lender prior to the 41% Purchase Date shall have been paid (or shall concurrently with the making of the Loans on the 41% Purchase Date be paid), to the extent that such invoices have been presented to the Borrower at least one Business Day prior to the 41% Purchase Date.

(o)           Each Lender shall have received, at least five Business Days prior to the 41% Purchase Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, which is requested at least 10 Business Days prior to the 41% Purchase Date.

Section 3.03.  Conditions Precedent to Borrowing during the Offer Availability Period.  The obligation of each Lender to make Loans during the Offer Availability Period shall be subject to the following conditions precedent:

(a)           The Certain Funds Representations shall be true and correct in all material respects (provided that to the extent any Certain Funds Representation shall be qualified by materiality, “Material Adverse Effect” or similar language, such Certain Funds Representation shall be true and correct in all respects) as of the date of such Borrowing.

(b)           The price per share payable in respect of purchases made pursuant to the Offer shall not be different from the Offer Price unless each Arranger shall have consented to a different price per share.

(c)           No Certain Funds Event of Default shall have occurred or be continuing as of the date of such Borrowing.

(d)           The Administrative Agent shall have received a certificate dated the date of such Borrowing signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 3.03(a), 3.03(b) and 3.03(c) have been satisfied.

(e)           All Underwriting Fees (as defined in the Fee Letter) payable on the date such Loans are made shall have been paid.

(f)           The condition set forth in Section 3.02(c) shall have been satisfied.

(g)           The 41% Purchase shall have been consummated not later than the 41% Purchase Agreement Outside Date.

Section 3.04.  Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.  The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE 4
Guaranty

Section 4.01.  The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with a Loan Party, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

Section 4.02.  Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor may not exercise any right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article 4 until such time as the Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;

(c)           the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)           any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.03.  Reinstatement.

The obligations of the Guarantors under this Article 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.04.  Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

Section 4.05.  Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

Section 4.06.  Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Commitments have terminated.

Section 4.07.  Guarantee of Payments; Continuing Guarantee.

The guarantee in this Article 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 4.08.  Designated Guarantors.

(a)           The Borrower may at any time upon notice to the Administrative Agent, designate any Foreign Subsidiary of the Borrower (a “Designated Guarantor”) as a Guarantor hereunder.  Upon such designation, such Designated Guarantor shall become a Guarantor hereunder by delivering to the Administrative Agent (a) a Joinder Agreement or such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose and (b) documents of the types referred to in Section 3.01(c)(ii) and Section 3.01(c)(iii) and favorable opinions of counsel to such Designated Guarantor (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)           The Borrower may at any time upon notice to the Administrative Agent elect to remove any Foreign Subsidiary as a Guarantor hereunder.  Such Foreign Subsidiary shall be released as a Guarantor hereunder provided that the Borrower provides first a representation in writing to the Administrative Agent and the Lenders certifying that all Investments existing at such time in such Foreign Subsidiary shall continue after the release of such Foreign Subsidiary as a Guarantor to be permitted under Section 7.02 as if such Foreign Subsidiary were never a Loan Party hereunder (meaning all such Investments in such Foreign Subsidiary must be permitted by those clauses in Section 7.02 other than clause (c)).

ARTICLE 5
Representations and Warranties

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that, as of the date hereof, as of the Effective Date and as of the date of each Borrowing:

Section 5.01.  Existence, Qualification and Power.

Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.  Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any material arbitral award to which such Person or its property is subject; or (c) violate any material Law (including, without limitation, Regulation U or Regulation X).

Section 5.03.  Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than those that have already been obtained and are in full force and effect.

Section 5.04.  Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 5.05.  Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) disclose all material consolidated indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness, to the extent required to be disclosed under GAAP.

(b)           The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) disclose all material consolidated indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required to be disclosed under GAAP.

(c)           From the date of the Audited Financial Statements to and including the date hereof, there has been no Disposition by the Borrower or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed on Schedule 5.05 hereto or otherwise disclosed in writing to the Lenders on or prior to the date hereof.

(d)           The financial statements delivered pursuant to Section 6.01(a) and Section 6.01(b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and Section 6.01(b)) and present fairly (and in the case of deliveries under Section 6.01(a), on the basis disclosed in the footnotes to such financial statements) the consolidated, financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06.  Litigation.

There are no actions, suits, proceedings, claims or disputes pending or threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

Section 5.07.  No Default.

Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08.  Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all material real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

Section 5.09.  Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)           Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b)           None of the Facilities contains, or to the knowledge of the Loan Parties has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)           Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)           Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

(f)           There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 5.10.  Insurance.

The properties of the Borrower and its Subsidiaries are insured with insurance companies not Affiliates of the Borrower (except as contemplated by Section 6.07) that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar business), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.11.  Taxes.

The Borrower and its Subsidiaries have filed all federal income tax returns required to be filed, all other material federal tax returns and reports required to be filed and all material state and other tax returns and reports (or the jurisdictional equivalent thereof in respect of Foreign Subsidiaries) required to be filed, and have paid all federal income and other material Taxes due and payable as reflected on such tax returns, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person who is not a Loan Party or a Subsidiary thereof.

Section 5.12.  ERISA Compliance.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) to the Loan Parties’ knowledge, no Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

Section 5.13.  Subsidiaries.

Set forth on Schedule 5.13 is a complete and accurate list as of the date hereof of each Subsidiary, and the respective jurisdiction of formation of each such Subsidiary.  All issued and outstanding shares of Equity Interests of each Subsidiary have been duly authorized and issued and, in the case of Subsidiaries that are corporations, are fully paid and non-assessable.

Section 5.14.  Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(f) will be margin stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15.  Disclosure.

No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date they were furnished; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.16.  Compliance with Laws.

The Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.17.  Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses.  Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on the rights of any Person.

Section 5.18.  Solvency.

The Loan Parties are Solvent on a consolidated basis.

Section 5.19.  Legal Name.

The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto.

Section 5.20.  PATRIOT Act; Etc.

To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 6
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) hereunder shall remain unpaid or unsatisfied, the Loan Parties shall and shall cause each Subsidiary to:

Section 6.01.  Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders::

(a)           within five Business Days following the date such information is filed with the SEC, and in any event not later than ninety days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended October 28, 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) to the extent required by Section 404 of Sarbanes-Oxley, an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls over financial reporting pursuant to Section 404 of Sarbanes-Oxley; and

(b)           within five Business Days following the date such information is filed with the SEC, and in any event not later than forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended July 29, 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Section 6.02.  Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)           not later than 60 days after the beginning of each fiscal year of the Borrower, beginning with the fiscal year beginning October 29, 2011, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of such fiscal year;

(c)           promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(e)           promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary (which debt securities have a principal amount in excess of the Threshold Amount) pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)            promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(g)           promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the following website address: www.joyglobal.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information.”  Nothing in this Section 6.02 shall modify or limit a Lender’s obligations under Section 10.12 with regard to the maintenance of the confidentiality or other treatment of information.

Section 6.03.  Notices.  Promptly (and in any event, within five Business Days after a Responsible Officer has knowledge thereof) notify the Administrative Agent and each Lender of:

(a)           the occurrence of any Default;

(b)           any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event (if it has resulted or could reasonably be expected to result in a Material Adverse Effect);

(d)           any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

(e)           any announcement by Moody’s or S&P of any change or possible change in a Debt Rating.

Each notice pursuant to this Section 6.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04.  Payment of Taxes.

Pay and discharge, as the same shall become due and payable (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens).

Section 6.05.  Preservation of Existence; Etc.

(a)           Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05.

(b)           Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05.

(c)           Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)           Preserve or renew all of its registered patents, copyrights, trademarks, trade names and service marks, except to the extent that the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06.  Maintenance of Properties.

Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

Section 6.07.  Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Borrower and its Subsidiaries may reduce the amount of insurance required to be maintained above to the extent the Borrower determines that it is prudent and appropriate to maintain self-insurance coverage in lieu of such insurance.

Section 6.08.  Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09.  Books and Records.

(a)           Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

(b)           Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

Section 6.10.  Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and not more than once each fiscal year, upon reasonable advance notice to the Borrower; provided, however, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders (or any of its representatives or independent contractors) may exercise the rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than once during any calendar year at the Borrower’s expense absent the existence and continuation of an Event of Default; provided further that, when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.11.  Use of Proceeds.

Use the proceeds of the Loans only (a) to finance the 41% Purchase on the 41% Purchase Date, and fees and expenses relating thereto and to the Offer, in an amount not to exceed $625,000,000 in the aggregate and (b) to finance the acquisition of ordinary shares of the Company during the Offer Availability Period pursuant to the Offer.

Section 6.12.  Additional Subsidiaries.

Within sixty (60) days (a) after the acquisition or formation of any Domestic Subsidiary that is a Material Subsidiary or (b) the date on which any Domestic Subsidiary becomes a Material Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose and (ii) deliver to the Administrative Agent documents of the types referred to in Section 3.01(c)(ii) and Section 3.01(c)(iii) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 6.13.  ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code; in each case of (a), (b) and (c), if failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 6.14.  OFAC, Bank Secrecy Act, Etc.

(a)           Not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of the Office of Foreign Assets Control (“OFAC”) or any enabling statute or executive order relating thereto; and

(b)           Comply, and cause each Subsidiary to comply, in all material respects with all applicable Bank Secrecy Act laws and regulations, as amended.

Section 6.15.  Most Favored Lender.

Not, and not permit any Subsidiary to, (a) enter into any indenture, agreement or other instrument (including the refinancing of any existing agreement) under which any Indebtedness for borrowed money in excess of $15,000,000 for any such indenture, agreement or instrument (or series of related agreements or instruments) of the Borrower or of any Subsidiary may be issued (a “Restricted Agreement”), or (b) enter into any amendment, waiver, consent, modification, refunding, refinancing or replacement of any Restricted Agreement, in either case, with terms the effect of which is to (i) include a Covenant which imposes a restriction, limitation or obligation in favor of another lender not imposed in favor of the Lenders by this Agreement or (ii) revise or alter any Covenant contained therein the effect of which is to impose a restriction, limitation or obligation in favor of another lender not imposed in favor of the Lenders by this Agreement, unless the Borrower or such Subsidiary, as the case may be, concurrently (x) notifies the Lenders and the Administrative Agent thereof and (y) incorporates herein such additional, altered or revised Covenant. If the Administrative Agent at the time so elects by notice to the Borrower and the Lenders, the incorporation of each such additional Covenant shall be deemed to occur automatically without any further action or the execution of any additional document by any of the parties to this Agreement. If the Administrative Agent does not elect to effect such an automatic incorporation, the Administrative Agent shall promptly tender to the Borrower for execution by it an amendment (executed by the Administrative Agent) incorporating such additional Covenant.

Section 6.16.  Reduction Events.  At all times prior to the Termination Date, cause the Net Cash Proceeds of each Reduction Event (to the extent of the related Reduction Amount) to be deposited to the Escrow Account on each date of receipt thereof (provided, that in the case of a Specified Debt Financing or a Specified Equity Issuance, the Borrower shall cause such Net Cash Proceeds to be directly deposited to the Escrow Account and shall not permit such Net Cash Proceeds to be deposited to any other account of the Borrower or any of its Subsidiaries pending transfer to the Escrow Account), except to the extent that such Net Cash Proceeds are applied to prepay the outstanding Loans in accordance with clause (ii) of Section 2.06(c).

ARTICLE 7
Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.01.  Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03;

(b)           Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)           statutory and ordinary course contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not overdue for a period of more than 30 days or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(d)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and pledges and deposits in the ordinary course of business securing liability for reimbursement of indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;

(e)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)            easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)           Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(i);

(h)           leases, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(i)             any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(j)             normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(k)            Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(l)             Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(m)           Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(n)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)           other Liens securing any Indebtedness of the Borrower and its Subsidiaries that is not prohibited by Section 7.03; and

(p)           Liens arising in the ordinary course of business which (i) do not secure Indebtedness, (ii) do not secure any single obligation exceeding the Threshold Amount and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business.

Section 7.02.  Investments.

Make any Investments, except:

(a)           Investments held by a Loan Party or any Subsidiary in the form of cash or Cash Equivalents;

(b)           Investments existing as of the date hereof and set forth in Schedule 7.02 (including any reinvestments thereof);

(c)           Investments in any Loan Party;

(d)           Investments by any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party;

(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or advances to suppliers in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or otherwise in the ordinary course of business;

(f)            Guarantees with respect to Indebtedness of the Borrower and its Subsidiaries that is not prohibited by Section 7.03;

(g)           Investments consisting of loans or advances to directors, officers or employees in an aggregate principal amount not to exceed $5,000,000 in the aggregate at any time outstanding; provided that all such loans and advances shall be in compliance with all Laws;

(h)           Investments by the Loan Parties in Subsidiaries of the Borrower that are not Loan Parties in an aggregate amount not to exceed twenty percent (20%) of Consolidated Net Worth at any one time outstanding;

(i)            Investments held by any Person (i) at the time such Person becomes a Subsidiary of the Borrower, or (ii) at the time such Person is merged or consolidated with or into the Borrower or any of its Subsidiaries;

(j)            Investments received in connection with Dispositions permitted by Section 7.05;

(k)           Investments required to effectuate the 41% Purchase and the acquisition of additional ordinary shares of the Company pursuant to the Offer; and

(l)            Investments in the form of Swap Contracts; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

Section 7.03.  Priority Debt.

Permit the aggregate amount of all Priority Debt at any one time outstanding to exceed twenty percent (20%) of Consolidated Net Worth.

Section 7.04.  Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person; provided that, notwithstanding the foregoing provisions of this Section 7.04, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Loan Party other than the Borrower may merge or consolidate with any other Loan Party other than the Borrower, (c) any Subsidiary may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary, (e) the Borrower or any of its Subsidiaries may merge or consolidate with any other Person provided that (i) if the Borrower is a party to such transaction, the Borrower is the continuing or surviving corporation and (ii) if a Loan Party other than the Borrower is a party to such transaction, (x) such Loan Party is the continuing or surviving corporation or (y) the surviving corporation becomes a Loan Party immediately upon the effectiveness of such transaction and (f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

Section 7.05.  Dispositions.

Dispose of, in one transaction or a series of transactions, all or any part of its assets, whether now owned or hereafter acquired, except the Borrower and its Subsidiaries may Dispose of assets in any fiscal year that do not exceed twenty percent (20%) of Consolidated Net Tangible Assets.

Section 7.06.  Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)            each Subsidiary may declare and make Restricted Payments to the Borrower or any Guarantor;

(b)           the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person; and

(c)            the Borrower may declare and make unlimited Restricted Payments if, immediately before and after giving effect thereto, (i) no Default shall have occurred and be continuing and (ii) the Borrower is in compliance with the financial covenants set forth in Section 7.11 on a Pro Forma Basis.

Section 7.07.  Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business related, ancillary or complementary thereto or any reasonable extension, development or expansion thereof (it being understood and agreed that the oil and natural gas drilling business is a reasonable extension thereof).

Section 7.08.  Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions not prohibited by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors, (e) those transactions identified on Schedule 7.08, and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

Section 7.09.  Reserved.

Section 7.10.  Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11.  Financial Covenants.

(a)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 2.50 to 1.0.

(b)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.0 to 1.0.

Section 7.12.  Organization Documents; Fiscal Year.

(a)           Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b)           Change its fiscal year; provided that following the acquisition of any Subsidiary, the fiscal year of such acquired Subsidiary may be changed to conform to the fiscal year of the Borrower.

Section 7.13.  Equity Interests of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of the Borrower, except for Permitted Liens.

ARTICLE 8
Events Of Default And Remedies

Section 8.01.  Events of Default.

Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, Section 6.05, Section 6.11, Section 6.12, Section 6.16 or Article 7; or

(c)           Information and Other Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, Section 6.02, Section 6.10, the fourth or fifth paragraph of the Commitment Letter or the Fee Letter (other than in respect of payment obligations thereunder) and such failure continues for ten days after the earlier of (i) the Borrower’s receipt of written notice thereof from the Administrative Agent or (ii) a Responsible Officer obtaining knowledge thereof; or

(d)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of (i) the Borrower’s receipt of written notice thereof from the Administrative Agent or (ii) a Responsible Officer obtaining knowledge thereof; or

(e)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(f)           Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due, or within the applicable grace periods, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; provided that such failure shall not constitute an Event of Default so long as the validity or amount of such payment is being contested in good faith by appropriate proceedings and the Borrower or any Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (i)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, so long as such Indebtedness is repaid in accordance with its terms; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that with respect to any failure or any other event in clause (i) or (ii) above such failure or event remains unremedied or is not waived by the applicable creditor or creditors prior to the exercise of remedies pursuant to Section 8.02; or

(g)           Insolvency Proceedings, Etc.  Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(h)           Inability to Pay Debts; Attachment.  (i) The Borrower or any Material Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(i)           Judgments.  There is entered against the Borrower or any Material Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect which, in either case, within 30 days from the entry of such judgment shall not have been discharged or stayed pending appeal or otherwise or which shall not have been discharged within 30 days from the entry of a final order; or

(j)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an amount which could reasonably be expected to result in a Material Adverse Effect; or

(k)           Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(l)           Change of Control.  There occurs any Change of Control.

Section 8.02.  Remedies Upon Event of Default.

Subject to the Certain Funds Provision, if any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           [reserved]; and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03.  Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 2) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article 2), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE 9
The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein or by the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving at least fifteen days advance written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Nothing in the Loan Documents shall impose on any Agent other than the Administrative Agent, in its capacity as an Agent, or on any Arranger, any obligation or liability whatsoever.

ARTICLE 10
Miscellaneous

Section 10.01.  Notices.  (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower at its address or facsimile number set forth below, (ii) in the case of any other Loan Party, to it care of the Borrower, (iii) in the case of the Administrative Agent, at its address or facsimile number set forth below, (iv) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (v) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.  Each such notice, request or other communication shall be effective (x) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.01 and the appropriate answerback is received, (y) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (z) if given by any other means, when delivered at the address specified in this Section 10.01; provided that notices to the Administrative Agent under Article 2 shall not be effective until received.

Borrower’s Address:

Joy Global Inc.
100 East Wisconsin Avenue
Suite 2780
Milwaukee, WI  53202
Att:  Michael S. Olsen
         Executive Vice President, Chief Financial Officer and Treasurer
Tel:  (414) 319-8507
Fax:  (414) 319-8520
Email:  molsen@joyglobal.com

Administrative Agent’s Address:

JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor 07
Chicago, IL, 60603-2003
Att:  April Yebd
Tel:  (312) 732-2628
Fax: (888) 292-9533
Email:  jpm.agency.servicing.4@jpmchase.com

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 10.02.  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)      Except as expressly contemplated by Section 6.15, no Loan Document (other than the Fee Letter) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or any interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, including Section 2.17(b), without the written consent of each Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, (B) no such agreement that has the effect of restricting or limiting the availability of the Loans or the Commitments during the Certain Funds Period, or the amount of the Commitments available to finance the consideration payable in the Offer, or any waiver, amendment or modification in relation to Section 6.16 shall be effective unless the Borrower shall have delivered to the Administrative Agent a written consent thereto executed by the Financial Advisor, (C) the Administrative Agent may (subject to the preceding clause (B)), with the written consent of the Borrower but without the consent of any other Lender, amend, modify or supplement the Loan Documents to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender, (D) no amendment, modification or waiver of any condition set forth in Section 3.01, 3.02 or 3.03 (or the related definitions) shall be effective without the prior written consent of each Arranger (and notwithstanding anything to the contrary in this Section 10.02, only the prior written consent of each Arranger (and not of any Lender in its capacity as such) shall be required for any such amendment, modification or waiver) and (E) the 90 day period provided for in clause (c) of the definition of “Termination Date” may be extended (but in no event to a date that is later than the date specified in clause (f) of the definition of Termination Date) with the prior written consent of each Arranger (and no consent of any Lender in its capacity as such shall be required for any such extension notwithstanding anything to the contrary in this Section 10.02).

Section 10.03.  Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Arrangers, the Administrative Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this clause (a) unless, (w) in the reasonable opinion of an indemnified person, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest; (x) the Administrative Agent or any such Lender shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the other indemnified persons; (y) the Administrative Agent or any such Lender shall have reasonably concluded that it otherwise has interests divergent from those of the indemnified persons; or (z) the Borrower shall authorize in writing the Administrative Agent or any such Lender to employ separate counsel at the Borrower’s expense.

(b)           The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result, of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any environmental liability relating in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, the Company or any of their respective Affiliates or equity holders); provided that such indemnity shall not, as to any Indemnitee, be available to the extent (A) that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any Subsidiary against any Indemnitee for material breach in bad faith of such Indemnitee’s express obligations hereunder (including, for the avoidance of doubt, any failure by such Indemnitee to comply with its obligation to fund any portion of its Loans as required hereby) or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (B) any settlement with respect to such losses, claims, damages, liabilities or related expenses is entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed); provided that the foregoing indemnity will apply to any such settlement in the event that the Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s ratable share of the total Loan Exposures and unused Commitments (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such; and provided further that any such payment by any Lender shall not affect the Borrower’s obligations pursuant to paragraph (a) or (b) of this Section.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

Section 10.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed; provided that in each case in which consent of the Borrower is required, it is agreed that, in the case of an assignment of unused Commitments, it would not be unreasonable for the Borrower to withhold such consent if, unless the applicable Assignment and Assumption provides that the assigning Lender’s obligation to fund such unused Commitments shall not be novated as a result of the assignment, (x) the Borrower reasonably believes that the proposed assignee lacks the ability or willingness to fund all or any portion of such unused Commitments, (y) the proposed assignee is not a Revolver Lender or (z) such assignment would result in the Initial Lenders holding less than 90% of the total unused Commitments) of:

(A)      the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, a Permitted Assignee (as defined in the Commitment Letter) or, with respect to Loans and, to the extent there is no novation, with respect to unused Commitments, any other assignee; and

(B)      the Administrative Agent.

(ii)      Assignments shall be subject to the following additional conditions:

(A)      each assignment shall be to an Eligible Assignee;

(B)      except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in a minimum amount of $5,000,000 and in increments of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(C)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that the foregoing shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Loans or unfunded Commitments;

(D)      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment by a Lender to an Affiliate of such Lender) a processing and recordation fee of $3,500; and

(E)      the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Subsidiaries) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

Assignments of funded Loans shall be by novation.  Subject to the consents required by the foregoing, assignments of unused Commitments may be by novation.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)      Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)      The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)      Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption (and, in the case of an assignment of Loans, notify the Borrower thereof) and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)      (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii)      A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(iii)      Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.14, 10.03 and Articles 4 and 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07.  Severability.  (a) Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and (b) the parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08.  Right of Set-off.  Subject to the Certain Funds Provision, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party under this Agreement then held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders.  Each party exercising rights under this Section 10.08 shall promptly notify the Borrower (with a copy to the Administrative Agent) after any such exercise; provided that the failure to give such notice shall not effect the validity of such right.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09.  Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b)      SUBJECT TO CLAUSE (V) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (v) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT.

(c)      Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)      Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, members, partners, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority; provided that, except with respect to any audit or examination conducted by bank accountants or by any governmental bank regulatory authority exercising examination or regulatory authority, the Administrative Agent or such Lender, as applicable, shall use reasonable efforts to promptly notify the Borrower of such disclosure (unless such disclosure is not legally permissible), (c) (i) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or (ii) in connection with any pledge or assignment permitted under Section 10.04(d), it being understood that, in the case of this subclause (ii), the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as (or at least as restrictive as) those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction, relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower and its Subsidiaries or its or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be and (b) it has developed internal compliance procedures designed to ensure that any such material non-public information included in the Information is used in compliance with applicable law, including state and federal securities laws (or it is a Public Lender).

Section 10.13.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the PATRIOT Act.

Section 10.14.  No Fiduciary Duty.  Each Agent, each Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

JOY GLOBAL INC.

By:	/s/ Michael S. Olsen
Name: Michael S. Olsen
Title: EVP, CFO and Treasurer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as Lender

By:	/s/ Suzanne Ergastolo
Name: Suzanne Ergastolo
Title: Vice President

GOLDMAN SACHS BANK USA,
as Lender

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

BANK OF AMERICA, N. A.
as Lender

By:	/s/ Chris Burns
Name: Chris Burns
Title: Vice President

Annex A

JOY GLOBAL INC.
$1.5 Billion Senior Bridge Term Loan Credit Facility

Transaction Description

The following set forth the transactions pursuant to which the Borrower shall acquire the ordinary shares of the Company.

1.
The Borrower and Newco Hong Kong 123 Limited, a direct or indirect newly-formed wholly owned subsidiary of the Borrower (“Bidco”), will enter into a Share Purchase Agreement with TJCC Holdings Limited (the “41% Seller”) (the “41% Purchase Agreement”), pursuant to which, subject to the terms thereof and to the satisfaction of the conditions set forth therein, Bidco shall acquire from the 41% Seller 534,800,000 ordinary shares of the Company (representing approximately 41% of all outstanding ordinary shares of the Company) (the “41% Purchase”), for cash consideration of HK$8.50 per share. The aggregate consideration in respect of the 41% Purchase shall be HK$4,545,800,000.

2.
Promptly following the consummation of the 41% Purchase, Bidco shall launch a mandatory unconditional offer (including any related option cancellation offer, the “Offer”) to acquire all of the ordinary shares of the Company not then owned by the Borrower or any of its subsidiaries at a price per ordinary share equal to the price per ordinary share paid by Bidco pursuant to the 41% Purchase Agreement (the “Offer Price”).  The Offer shall be made pursuant to and in accordance with the Hong Kong Code on Takeovers and Mergers and the other applicable requirements of the Hong Kong Securities and Futures Commission.  The Offer Price shall not be changed without the consent of each Lead Arranger.

3.	Bidco shall acquire all of the shares of the Company validly tendered in the Offer.

4.
In connection with the Transactions, the Borrower intends to (a) obtain the senior bridge term loan credit facility described in Exhibit B to the Commitment Letter under the caption “Bridge Facility” and (b) pay the fees and expenses incurred in connection with the foregoing.

5.	It is anticipated that some or all of the Bridge Facility will be replaced or refinanced by the issuance of securities by the Borrower through one or more public offerings or private placements.

The transactions described in the preceding paragraphs are collectively referred to in the Agreement as the “Transactions”.

Annex A - 1

EXHIBIT A

FORM OF NOTE

[INSERT DATE]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Loan Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Bridge Loan Agreement dated as of July 11, 2011 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among the Borrower, certain of its Domestic Subsidiaries, as Guarantors, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Loan Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Loan Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Loan Agreement.

This Note is one of the Notes referred to in the Loan Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Loan Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

JOY GLOBAL INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit B

FORM OF BORROWING REQUEST

Date:  __________, 2011

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Re:
Bridge Loan Agreement dated as of July 11, 2011 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among Joy Global Inc., a Delaware corporation, as Borrower (the “Borrower”), certain of its Domestic Subsidiaries, as Guarantors, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Loan Agreement.

Ladies and Gentlemen:

The undersigned hereby requests Loans:

1.           On _______________, 2011 (which is a Business Day).

2.           In the aggregate amount of $__________.

3.           Comprised of ______________ (Type of Loan requested)1.

4.           For Eurodollar Loans: with an Interest Period of __________ months.

5.           Funds are requested to be disbursed to the Borrower’s account with [INSERT BANK AND ACCOUNT NUMBER].

  The Borrower represents and warrants that each of the conditions set forth in Section [3.02][3.03] of the Loan Agreement have been satisfied on and as of the date on which the Borrowing requested herein is to be made.

JOY GLOBAL INC.,
a Delaware corporation

By:
Name:
Title:

1 Insert “Eurodollar Loan” or “ABR Loan”.

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST1

JPMorgan Chase Bank, N.A.,
  as Administrative Agent
  for the Lenders referred to below,
  c/o JPMorgan Chase Bank, N.A.
  270 Park Avenue
  New York, New York 10017

[Date]

Ladies and Gentlemen:

We refer to the Bridge Loan Agreement dated as of July 11, 2011 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among the undersigned, as Borrower (the “Borrower”), certain of its Domestic Subsidiaries, as Guarantors, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent., and hereby give you notice pursuant to Section 2.05 of the Loan Agreement as follows:

Applicable Borrowing2:	_______________________
Effective Date3:	_______________________
Type4:	_______________________
Applicable Interest Period5:	_______________________

Very truly yours, JOY GLOBAL, INC.

By:
Name
Title

___________________________

1          This letter shall be delivered no later than (x) in the case of an ABR Borrowing, 12:00 noon (New York City time) on the date of such Borrowing (which shall be a Business Day), and (y) in the case of a Eurodollar Borrowing, 12:00 noon (New York City time) on the date three Business Days before the date of such Borrowing.

2          The Borrowing to which this Interest Election Request applies and, if different options are being elected with respect to different portions of the Borrowing, the portions thereof to be allocated to each resulting Borrowing (in which case the Type and Applicable Interest Period shall be specified for each resulting Borrowing).

3          The effective date of the election made pursuant to this Interest Election Request, which shall be a Business Day.

4          Whether the resulting Borrowing is to be an ABR Borrowing or Eurodollar Borrowing.

5          Only for Eurodollar Borrowings.

Exhibit D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein have the meanings provided in the Loan Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full (the “Standard Terms and Conditions”).

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  [The sale and assignment by the Assignor to the Assignee of the unfunded Commitments provided for herein [shall][shall not] constitute a novation.]7 [The Assignor hereby acknowledges that it shall remain obligated, to the extent provided for in the Loan Agreement, to fund such unfunded Commitments notwithstanding the effectiveness of this Assignment and Assumption.]8  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_______________________________________

2.	Assignee:	_______________________________________[and is an Affiliate/Approved Fund of [identify Lender]]

7 Sentence to be added if the assignment is for unfunded Commitments (and not funded Loans).

8 Include this sentence if (i) the assignment provided for herein is for unfunded Commitments and (ii) such assignment shall not constitute a novation per the preceding sentence.

3.	Borrower:	Joy Global Inc., a Delaware corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Loan Agreement

5.	Loan Agreement:
Bridge Loan Agreement dated as of July 11, 2011 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among Joy Global Inc., a Delaware corporation, as Borrower (the “Borrower”), certain of its Domestic Subsidiaries, as Guarantors, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans9
$	$	%
$	$	%
$	$	%

Effective Date:__________________, 201_ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information  (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNOR]

By:
Name:
Title:

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Consented to:]10

JOY GLOBAL INC.,
a Delaware corporation

By:
Name:
Title

___________________________

10 To be added only if the consent of the Borrower is required by the terms of the Loan Agreement. Consent of the Borrower is required for an assignment of unfunded Commitments to a Person that is not a Permitted Assignee that constitutes a novation.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1.              Representations and Warranties.

1.1.           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Exhibit E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, 201_

To: :	JPMorgan Chase Bank, N.A., as Administrative Agent

Re:
Bridge Loan Agreement dated as of July 11, 2011 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among Joy Global Inc., a Delaware corporation, as Borrower (the “Borrower”), certain of its Domestic Subsidiaries, as Guarantors, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Loan Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the _______________ of the Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1.           Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Loan Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1.           Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Loan Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2.            The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.            A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed in all material respects each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

[or:]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.            The representations and warranties of the Loan Parties contained in the Loan Agreement or any other Loan Document, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Loan Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Loan Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.            The financial covenant analyses and calculation of Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, 201_.

JOY GLOBAL INC., a Delaware corporation

By:
Name:
Title :

Schedule 2
to Compliance Certificate

1	Consolidated Leverage Ratio

	(a)	Consolidated Funded Indebtedness	$____________

	(b)	unrestricted cash of the Borrower or any
Domestic Subsidiary in excess of $25 million
in the aggregate on the consolidated balance
		sheet of the Borrower and its Subsidiaries	$____________

	(c)	50% of the unrestricted cash of the Foreign
Subsidiaries on the consolidated balance sheet
		of the Borrower and the Subsidiaries	$____________

	(d)	Consolidated EBITDA	$____________
[3(g) below]

	(e)	Consolidated Leverage Ratio
		[((a) - (b) - (c)) / (d)]	__________:1.0

2	Consolidated Interest Coverage Ratio		$____________

	(a)	Consolidated EBITDA
[3(g) below]

	(b)	Consolidated Interest Charges

		(i)	interest, premium payments, debt discount,
fees, charges and related expenses in connection
with borrowed money (including capitalized
interest and payments consisting of interest or
the equivalent thereof in respect of any Synthetic
Leases or any Securitization Transactions)
	$	or with the deferred purchase price of assets

		(ii) rent expense under Capital Leases	$____________

		(iii)	Consolidated Interest Charges
		[(i) + (ii)]	$____________

	(c)	Consolidated Interest Coverage Ratio
		[(a) / (b)(iii)]	__________:1.0

3	Consolidated EBITDA

	(a)	Consolidated Net Income	$____________

	(b)	Consolidated Interest Charges
		[2(b)(iii) above]	$____________

	(c)	provision for federal, state, local
		and foreign income taxes	$____________

	(d)	depreciation and amortization	$____________

	(e)	non-cash stock-based compensation
		expense s	$____________

	(e)	other non-cash charges incurred; provided
that such charges were not a cash item in
the four fiscal quarter period prior to such
		incurrence	$____________

	(f)	cash distributions related to stock-based
compensation for which a non-cash expense
was added back to Consolidated Net Income
		during an earlier period	$____________

	(g)	Consolidated EBITDA
		[(a) + (b) + (c) + (d) + (e) - (f)]	$____________

EXHIBIT F

FORM OF SECTION 2.14(e) CERTIFICATE

Reference is made to that certain Bridge Loan Agreement dated as of July 11, 2011 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among Joy Global Inc., a Delaware corporation, as Borrower (the “Borrower”), certain of its Domestic Subsidiaries, as Guarantors, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Loan Agreement.  Pursuant to Section 2.14(e) of the Loan Agreement, [Name of Foreign Lender] (the “Lender”) hereby certifies that:

1.	The Lender is the sole record and beneficial owner of the interest in the Loans and Commitments (the “Interest”) in respect of which it is providing this certificate.

2.
The Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, including that the Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3.
The Lender meets all of the requirements under Section 871(h) or 881(c) of the Code and the U.S. Treasury regulations thereunder to be eligible for a complete exemption from withholding of United States federal income tax on interest payments made to it under the Loan Documents, including without limitation, that it is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and amounts received by it pursuant to the Loan Documents are not effectively connected with its conduct of a trade or business in the United States.

4.	The Lender shall promptly notify the Borrower and the Administrative Agent if any of the certifications made herein are no longer true and correct.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER]

By:
Name
Title

Date:________________

Exhibit G

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of __________, 201_ is by and between __________, a __________ (the “New Subsidiary”), and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent under that certain Bridge Loan Agreement dated as of July 11, 2011 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among Joy Global Inc., a Delaware corporation, as Borrower (the “Borrower”), certain of its Domestic Subsidiaries, as Guarantors, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

The Loan Parties are required by Section 6.12 of the Loan Agreement to cause the New Subsidiary to become a “Guarantor” thereunder.  Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with a Loan Party and the Administrative Agent:

1.           The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Loan Agreement and a “Guarantor” for all purposes of the Loan Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Loan Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Loan Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article 4 of the Loan Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.           The New Subsidiary hereby represents and warrants to the Administrative Agent that the New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.

3.           The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties in Section 10.01 of the Loan Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

4.           The New Subsidiary hereby waives acceptance by each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with a Loan Party and the Administrative Agent of the guaranty by the New Subsidiary under Article 4 of the Loan Agreement upon the execution of this Agreement by the New Subsidiary.

5.           This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6.           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with a Loan Party and the Administrative Agent, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name
Title

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title: